SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
____________________________

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 15, 2013
____________________________

Quest Diagnostics Incorporated
(Exact Name of Registrant as Specified in Its Charter)
___________________________

Delaware
(State or other jurisdiction of Incorporation)

001-12215	16-1387862
(Commission File Number)	(I.R.S. Employer Identification No.)

Three Giralda Farms Madison, NJ 07940	07940
(Address of principal executive offices)	(Zip Code)

(973) 520-2700
(Registrant's telephone number, including area code)

___________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction a.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c), (e)

On July 17, 2013, Quest Diagnostics Incorporated (the “Company”) announced that Mark J. Guinan will become Senior Vice President and Chief Financial Officer. Mr. Guinan will join the Company on July 29, 2013.

Mr. Guinan, age 51, has served since December 2010 as Chief Financial Officer of Hill-Rom Holdings, Inc., a publicly-held medical device company. Previously, he served in a variety of senior roles at Johnson & Johnson, including most recently as Vice President, Chief Procurement Officer from 2009 to 2010 and Vice President, Group Finance Pharmaceuticals from 2005 to 2009. Before joining Johnson & Johnson, Mr. Guinan held a number of financial roles at Proctor & Gamble.

On July 15, 2013, the Company entered into an employment offer letter agreement (the “Letter Agreement”) with Mr. Guinan, which provides for employment at will.

The Letter Agreement provides that Mr. Guinan will receive an annual base salary of $550,000, subject to annual review, and will be eligible to receive annual incentive compensation under the Company's Senior Management Incentive Plan with a target amount of 90% of base salary. The actual amount of the annual incentive compensation will be determined by the Compensation Committee (the “Compensation Committee”) of the Company's Board of Directors. Mr. Guinan also will be eligible to be granted annual equity awards under the Company's Employee Long-Term Incentive Plan (“Employee Plan”) at the time that equity awards generally are made to the Company's senior executives.

At the next meeting of the Compensation Committee after his start date, Mr. Guinan will be recommended for an equity award under the Employee Plan with a target value of $2,000,000, allocated 40% ($800,000) to stock options, 40% ($800,000) to performance shares and 20% ($400,000) to restricted stock units. This award will be subject to the same terms and conditions as (including performance goals under the performance shares) and will be set forth in an equity award agreement that is substantially similar to the annual long-term incentive awards granted under the Employee Plan in 2013 to other Company senior executives.

In addition, to compensate Mr. Guinan for certain forfeitures incurred in connection with the termination of his employment from his immediately preceding employer and as a sign-on inducement, the Letter Agreement provides that: (i) Mr. Guinan will receive, after he has completed 30 days of employment with the Company, a lump-sum cash payment of $250,000 (the “Make Whole Cash Payment”); and (ii) at the first regular meeting of the Compensation Committee following Mr. Guinan's start date, he will be recommended for a grant of restricted stock units under the Employee Plan with a value of $1,500,000 (the “Make Whole RSUs”). 25% of the Make Whole RSUs are scheduled to vest on each of the first and second anniversaries of the grant date, and the remaining 50% are scheduled to vest on the third anniversary of the grant date. Mr. Guinan is required under the Letter Agreement to refund the Make Whole Cash Payment if he voluntarily terminates employment or if the Company terminates his employment for willful misconduct, in each case at any time prior to the second anniversary of his start date.

Mr. Guinan will be eligible to participate in the employee benefit programs generally available to senior executives of the Company, including health insurance, life and disability insurance, the Supplemental Deferred Compensation Plan, the Employee Stock Purchase Plan, a 401(k) plan and a flexible spending plan. He will be entitled to annual paid vacation in accordance with the Company's time off policy applicable to senior executives (which provides 20 days of paid time off). Mr. Guinan will be entitled to relocation benefits in accordance with the Company's Tier IV Relocation Policy. In addition, Mr. Guinan will be recommended to the Compensation Committee to receive, for a three-year period, financial planning benefits similar to those provided to other senior executives of the Company.

Mr. Guinan will enter the Company's standard form Restrictive Covenant Agreement. This agreement generally provides that the employee agrees to protect the Company's confidential information, refrain from competing with the Company, refrain from soliciting the Company's customers and employees and comply with provisions regarding ownership of inventions.

It is expected that Mr. Guinan will be an executive officer of the Company. Under the Letter Agreement, Mr. Guinan:

•	will be recommended to the Compensation Committee to be a Schedule B participant in the Company's Executive Officer Severance Plan, with immediate effect upon his commencement of service; and

•	will be required to comply with the Company's Executive Share Ownership Guidelines; the minimum shareholding requirement applicable to executive officers of the Company is four times base salary.

Mr. Guinan is not party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation
S-K.

Item 7.01. Regulation FD Disclosure.

On July 17, 2013, the Company issued a press release announcing Mr. Guinan will become Senior Vice President and Chief Financial Officer. A copy of the Company's press release is furnished with this Form 8-K and attached hereto as Exhibit 99.1. The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Securities Exchange Act of 1934, as amended, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1 Press Release dated July 17, 2013

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

July 17, 2013

QUEST DIAGNOSTICS INCORPORATED

By:    /s/ William J. O'Shaughnessy, Jr.
William J. O'Shaughnessy, Jr.
Assistant General Counsel and Secretary